Consent of Independent Accountants





To the Board of Directors of

Strong Short-Term Global Bond Fund, Inc.



We consent to the incorporation by reference in Post-Effective Amendment No. 7 to the Registration Statement of Strong Short-Term Global Bond Fund, Inc. on Form N-1A of our report dated December 9, 1997 on our audit of the financial statements and financial highlights of Strong Short-Term Global Bond Fund, Inc., which report is included in the Annual Report to Shareholders for the year ended October 31, 1997, which is also incorporated by reference in the Registration Statement. We also consent to the reference to our Firm under the caption "Independent Accountants" in the Statement of Additional Information and in the "Financial Highlights" section of the Prospectus.




                                   /s/ Coopers & Lybrand L.L.P.

                                   COOPERS & LYBRAND L.L.P.

Milwaukee, Wisconsin

February 27, 1998

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